Exhibit 99.1

Hexcel Corporation Describes the Accounting for the December 2004 Conversion of Mandatorily Redeemable Convertible Preferred Stock and Secondary Offering of Common Stock

     STAMFORD, Conn.--(BUSINESS WIRE)--Jan. 14, 2005--Hexcel Corporation (NYSE/PCX: HXL) today described the financial statement accounting of the secondary offering of 24,149,998 shares of Hexcel's common stock by certain of its stockholders and the related conversion of mandatorily redeemable convertible preferred stock that were completed in December 2004. In the fourth quarter of 2004, the Company will record two non-recurring charges related to these transactions.

     -- A non-cash charge of $12.9 million related to the conversion of 23,916 shares of series A and 77,875 shares of series B mandatorily redeemable convertible preferred stock into common stock. The charge represents a pro-rata portion of the unamortized beneficial conversion feature, issuance discount and deferred costs remaining from the original issuance of the securities. The charge will be included in "deemed preferred dividends and accretion" in the Company's fourth quarter statement of operations. Deemed preferred dividends and accretion will total $16.0 million in the fourth quarter of 2004, consisting of this charge and the on-going quarterly amortization of deemed preferred dividends and accretion. These charges will not be tax affected. Following the conversion, Hexcel had 53.6 million shares of common stock issued and outstanding as of December 31, 2004.

     -- Transaction costs of $1.1 million related to the secondary offering included in selling, general and administrative expenses.

     In addition to these charges, as previously disclosed, the Company will also recognize an expense of $1.6 million in connection with its purchase of $23.0 million principal amount of its senior subordinated notes due 2009. These expenses relate to the premiums paid on repurchase as well as the related write-off of unamortized financing costs and issuance discount. The total of these three non-recurring charges for the fourth quarter is $15.6 million.
     The conversion of these mandatorily redeemable convertible preferred shares will reduce the amounts of "deemed preferred dividends and accretion" Hexcel recognizes in each subsequent accounting period in its statement of operations from the amounts indicated by the Company in its Form 8-K published on April 4, 2003 following the initial issuance of the securities. The table below summarizes the amounts of "deemed preferred dividends and accretion" the Company will report each year absent further conversions by the holders of these securities, or their mandatory conversion to common stock under the terms of the mandatorily redeemable convertible preferred stock:

(In millions)       2005     2006     2007     2008     2009     2010
Deemed preferred
dividends and
accretion           $9.2     $9.5     $9.7    $10.1    $10.4     $0.6

     The balance of the mandatorily redeemable convertible preferred stock as of December 31, 2004 was $90.5 million and reflects the aforementioned conversion of mandatorily redeemable convertible preferred stock and quarterly deemed dividends and accretion. Absent further conversions to common stock under their terms, the balance sheet carrying value of the mandatorily redeemable convertible preferred stock as of December 31 of each year will be:

(In millions)       2005     2006     2007     2008     2009     2010
Mandatorily
redeemable
convertable
preferred stock    $99.7   $109.2   $118.9   $129.0   $139.4   $140.0

     The mandatorily redeemable convertible preferred stock will automatically convert under their terms into common stock on or after March 20, 2006 if the price of Hexcel common stock is at or above $9 per share for the previous consecutive sixty trading days. The holders can also require conversion of some or all of the securities to common stock at their election. Upon such conversion, Hexcel will record a further non-cash charge(s) to reflect any pro-rata unamortized accretion related to the securities. Under their terms, if the securities are still outstanding, they are mandatorily redeemable by the Company on January 22, 2010.

     Hexcel Corporation is a leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and composite structures for use in commercial aerospace, space and defense, electronics, and industrial applications.

     CONTACT: Hexcel Corporation
              Financial:
              Stephen C. Forsyth, 203-969-0666, ext. 425
              stephen.forsyth@hexcel.com
               or
              Media:
              Michael W. Bacal, 203-969-0666, ext. 426
              michael.bacal@hexcel.com